Exhibit 99.1

Gerber Scientific, Inc. Reports Fiscal 2009 Fourth Quarter and Full Year Results

SOUTH WINDSOR, CT – June 26, 2009 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal fourth quarter and year ended April 30, 2009.

Summary of Results for FY 2009 Fourth Quarter versus FY 2008 Fourth Quarter

▪
Reported revenue declined 31% to $120.1 million from $173.7 million. Core business was down 35.9% including the effects of currency fluctuations, which decreased revenue $16.9 million, or 9.7%, while acquisitions completed in the current fiscal year increased reported revenue by $8.7 million, or 5.0%;

▪
Gross profit was $33.2 million or 27.7% of sales versus $51.2 million or 29.5% of sales. The adverse impact of significantly lower sales volume and unfavorable currency fluctuations more than offset the incremental gross profit contribution from the recent acquisitions. 2008 gross profit and margin also benefited from $2.3 million of patent license income;

▪
Selling, general and administrative (SG&A) expenses declined $6.8 million to $29.4 million, or 24.5% of sales, compared with $36.3 million, or 20.9% of sales. Current quarter SG&A expenses included $3.1 million of expenses added by recent acquisitions while currency fluctuations lowered SG&A costs by $3.3 million.  The Company also incurred a $0.5 million non-cash charge to freeze its pension plan and an increase of $1.8 million in bad debt expense. SG&A expenses, excluding the impact of these items, were reduced by $9.0 million year-over-year in the fourth quarter. Additionally, although the recent acquisitions increased R&D spending by $1.0 million; consolidated R&D expenses were down $1.6 million;

▪
Operating loss was $1.3 million, or a (1.1%) operating margin, compared with $8.2 million of operating income and an operating margin of 4.7%. Operating results in the current quarter reflected the significantly lower sales volume and related adverse margin impact;

▪
The net loss was $2.3 million or $0.10 per diluted share, compared with net income of $6.1 million or $0.26 per diluted share. Current quarter net loss included a pre-tax non-operating charge of $0.3 million from the write-off of capitalized debt financing costs related to the Company’s credit facility amendment. Fourth quarter 2008 results benefited from a $1.3 million pre-tax gain on the sale of a non-operating asset;

▪	Net cash flows from operations, less capital expenditures, totaled $1.7 million versus $9.4 million. The Company recorded positive cash flow in the quarter due to working capital improvements.
“The sharp global economic downturn that began in the last half of 2008 continued to severely impact our performance in the fiscal fourth quarter,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Sales in the fourth quarter, normally our strongest quarter of the year, were essentially flat with the third quarter. The lack of any seasonal rebound indicates that conditions in the markets we serve continued to worsen. Facing this situation, we continued to make substantial progress in lowering our cost structure to combat the downturn, which resulted in the significant year-over-year spending reductions.”

“The decisive actions of our management team to rapidly lower our cost structure are allowing us to weather this unprecedented downturn. We will continue to diligently manage our costs while not diminishing our ability to respond to both our current customer requirements and new business opportunities as our markets rebound. We are intently focused on generating and preserving cash through working capital management and are currently considering several asset sales that could generate proceeds of up to $20 million, which would allow us to substantially improve our liquidity and flexibility under our existing credit facility.”

Outlook and Guidance

“The Company continues to experience delays in orders from its customers and overall weaker demand due to the global recession and depressed credit markets, which has limited our customers’ access to capital,” said Mr. Giles. “The continued volatility in the global economy and lack of market visibility makes it difficult to forecast our customers’ purchasing patterns with high certainty, and, as a result, our future performance. Therefore, until our markets stabilize and we gain better visibility, we will not provide sales and earnings guidance. Although we continue to be very cautious in our near term outlook, we have begun to see some encouraging signs in quote and order activity, which may indicate that we are near or at the bottom of the recessionary cycle. Nevertheless, while we believe our revenue level has stabilized, we do not expect to see any significant improvement in business conditions until the last half of our fiscal year 2010. Moreover, we believe that the strength of our product lines, our diversified business model and our more streamlined organization will allow us to return to a growth path quickly when our markets begin to rebound. In the mean time, we will continue to prudently manage all aspects of our business and remain focused on cash generation.”

Quarterly Conference Call

Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. EDT.  Please dial 719.325.4833 and provide the operator with confirmation code 5041917 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties.  For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, continued adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands, except per share data	2009	2008	2009	2008
Revenue:
Product sales	$102,248	$154,923	$479,362	$565,945
Service sales	17,853	18,745	73,452	74,072

Total revenue	120,101	173,668	552,814	640,017

Cost of Sales:
Cost of products sold	75,471	109,474	350,722	403,776
Cost of services sold	11,409	12,971	47,714	49,708

Total cost of sales	86,880	122,445	398,436	453,484

Gross profit	33,221	51,223	154,378	186,533

Selling, general and administrative expenses	29,431	36,275	125,726	135,297
Research and development	5,086	6,704	22,417	26,187

Operating (loss) income	(1,296)	8,244	6,235	25,049

Other income (expense), net	(132)	914	(4,190)	(132)
Interest expense	(1,392)	(705)	(3,746)	(4,165)

(Loss) Income before income taxes	(2,820)	8,453	(1,701)	20,752
Income tax (benefit) expense	(513)	2,350	(3,937)	6,248
Net (loss) income	$(2,307)	$6,103	$2,236	$14,504
(Loss) Earnings per share of common stock:
Basic	$(0.10)	$0.26	$0.09	$0.62
Diluted	$(0.10)	$0.26	$0.09	$0.61
Weighted average shares outstanding:
Basic	23,630	23,175	23,561	23,320
Diluted	23,630	23,372	23,673	23,598

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2009	2008	2009	2008
Sign Making and Specialty Graphics:
Gerber Scientific Products	$18,983	$27,671	$89,712	$102,689
Spandex	50,461	72,785	230,993	258,397
Sign Making and Specialty Graphics	69,444	100,456	320,705	361,086
Apparel and Flexible Materials	36,676	54,880	174,566	207,945
Ophthalmic Lens Processing	13,981	18,332	57,543	70,986
Consolidated revenue	$120,101	$173,668	$552,814	$640,017
Sign Making and Specialty Graphics:
Gerber Scientific Products	$(1,507)	$1,447	$(1,741)	$1,376
Spandex	3,127	3,982	9,559	10,592
Sign Making and Specialty Graphics	1,620	5,429	7,818	11,968
Apparel and Flexible Materials	719	7,552	12,059	26,681
Ophthalmic Lens Processing	573	1,345	3,198	4,384
Segment operating income	2,912	14,326	23,075	43,033
Corporate operating expenses	(4,208)	(6,082)	(16,840)	(17,984)
Consolidated operating (loss) income	$(1,296)	$8,244	$6,235	$25,049

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2009	2008	2009	2008
Equipment and software revenue	$31,380	$56,477	$159,505	$205,180
Aftermarket supplies revenue	70,868	98,446	319,857	360,765
Service revenue	17,853	18,745	73,452	74,072
Consolidated revenue	$120,101	$173,668	$552,814	$640,017

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
	2009	2008	2009	2008
Gross margin	27.7%	29.5%	27.9%	29.1%
Operating margin	(1.1)%	4.7%	1.1%	3.9%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	April 30, 2009	April 30, 2008

Cash and cash equivalents	$10,313	$13,892
Working capital	$92,839	$106,005
Total debt	$73,500	$42,000
Net debt (total debt less cash and cash equivalents)	$63,187	$28,108
Shareholders' equity	$148,302	$169,563
Total capital (net debt plus shareholders' equity)	$211,489	$197,671
Current ratio	2.02:1	1.89:1
Net debt-to-total capital ratio	29.9%	14.2%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2009	2008	2009	2008

Net cash provided by operating activities	$3,456	$11,573	$9,774	$10,205
Net cash used for investing activities	$(1,859)	$(2,433)	$(40,418)	$(13,764)
Net cash (used for) provided by financing activities	$(2,489)	$(8,071)	$30,139	$7,986
Depreciation and amortization	$2,444	$2,513	$9,991	$9,518
Capital expenditures	$1,716	$2,184	$8,187	$8,589

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – ORDERS BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2009	2008	2009	2008
North America	$46,398	$53,353	$190,117	$201,681
Europe	59,304	87,527	273,552	314,796
Rest of world	14,421	31,640	72,620	122,604
Consolidated orders	$120,123	$172,520	$536,289	$639,081